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September 3, 2003



Mr. Stephen R. Puckett
Chairman
MedCath Corporation
10720 Sikes Place
Suite 300
Charlotte, NC  28277



Dear Steve:

This letter will confirm my commitment to MedCath Corporation to purchase $250,000 of MedCath Corporation Common Stock in the open market over a period of ten business days following the public announcement that I have become the Chief Executive Officer of MedCath (the "Window"). This purchase will be made in accordance with MedCath's Insider Trading Policy as well as other laws and regulations which are applicable to the purchase of MedCath securities by an executive officer and director of MedCath. Upon the advice of MedCath's counsel, the Window will be delayed as needed in order to assure compliance with all laws and regulations. If the Window is delayed, I will then complete this purchase of stock promptly thereafter.

I am making this commitment in consideration of and in connection with my entering into an Employment Agreement with MedCath which I am executing contemporaneously with my delivery of this letter to you.

Sincerely yours,

/s/  John T. Casey

John T. Casey